MEMORANDUM OF AGREEMENT SALEFORM 2012 Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships Dated: 25 April 2019 FLEX LNG ENDEAVOUR LIMITED, a company incorporated in the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajelake Island, Majuro MH 96960, Marshall Islands-~,Qen~^—1~' `'~;-eF&), hereinafter called the "Sellers", have agreed to sell, and TRIPLE H NO. 3 LTD-, a company incorporated in Malta-N-eme of buyer--, having its registered office at 25/16 Vincenti Buildings, Strait Street, Valletta, Malta, VLT1432, hereinafter called the "Buyers", have agreed to buy: Name of vessel: Flex Endeavour IMO Number: 9762261 Classification Society: American Bureau of Shipping Class Notation: +A1 (E) Liquefied gas carrier, Ship type 2G, SH, SH-DLA, SHCM, SFA (40), CPS, + AMS, + ACCU#1, + APS, NBLES, DFD, ENVIRO, IHM, BWT, TCM, UWILD, RW. Year of Build: 2018 Builder/Yard: Daewoo (DSME), South Korea Flag: Marshall Islands Place of Registration: Majuro GT/NT: 113,049MT/36,562MT hereinafter called the "Vessel", on the following terms and conditions: Definitions "Sellers' Credit" means a non interest bearing non amortizing sellers' credit in an amount of USD 60,000,000, which is deemed to be drawn down by the Buyer on delivery and used as part payment of the Purchase Price and which will be deemed to be repaid either i) when the Vessel is delivered to the Sellers pursuant to any of the purchase options set out in clause 19 hereof, ii) in the event of a total loss of the Vessel, or iii) at expiry of the BBCP without any of the options in clause 19 hereof having been exercised. "Banking Days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1(Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and Oslo, London, New York, Singapore, Malta and South Korea (add additional jurisdictions as appropriate). "BBCP" means the bareboat charter party dated 19 April 2019 and entered into between the Buyer and the Time Charter Owners. "Buyers' Nominated Flag State" means Malta (state flag state). "Call Option" means the call option over the Vessel granted by the Buyers to the Sellers pursuant to Clause 19 of this Agreement. "Class" means the class notation referred to above. "Classification Society" means the Society referred to above. Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

'Be~os+t"-~ -,",al;;tay-e the rnc-ani-FT Oivc~;-+,=r-Glaa-si 2 (Deposit). (slate name an-d location of-De~-e s+t -^~Øe F)-er;i#-{-e=i-t-b-lia-n-k, =Øfl-efs'—BaØw-h+~l; shall i'r c'Ø;,d--~'e a s c t-he De-p-esf-t-I-rr accordance w+th this ^ . "In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, email or telefax. "Parties" means the Sellers and the Buyers. "Purchase Price" means the price for the Vessel as stated in Clause 1(Purchase Price). "Restricted Party" means a person or entity that is (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) a national of, located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under (A) Iraq, Iran or Venezuela or (B) the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities). "Sanctions" means the economic sanction laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; (v) the People's Republic of China or (vi) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State and Her Majesty's Treasury ("HMT"); (together, the "Sanctions Authorities"). "Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by the OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities. "Sellers' Account" means an account to be nominated by the Sellers at the Sellers' Bank. "Sellers' Bank" means ABN Ambro Bank N.V. "Time Charter Owners" means Hyundai Glovis Co., Ltd. a company incorporated in the Republic of Korea, having its registered office at 301, Teheran-ro, Gangnam-gu, Seoul, 06152, South Korea. "Time Charter" means the time charter party dated 25 April 2019 and entered into between the Sellers (as charterers) and the Time Charter Owners (as owners). "Sellers' Account" means (stote-detz+fs-caf-b-an-k Feet +r.t) - + t-he. ce "Sellers' Bank" means (state name of ba;,'tom -ranch-i , ) or, if left-blan - f< notified by-t-1,1-e. Sellers-te the Buyers r receipt—e~aaØf-the Purchase Price. 1. Purchase Price The Purchase Price is USD 210,000,000 (United States Dollars Two Hundred and Ten Million). (state eu--cam a" ne--t-beth in word a-nd-f+gores). 2. Deposit As sE.c,uri .y for the correct fulfilment of this Agreen-fc~, t-B-,.~crs-s-hal-1-1-effgc a-deposit c-•f- %-( -Per 10-94,-(-ten-per--reh-t'T-6f=th-e-P-uFcha,s-e-P-H-c:c (the "Deposit") in an intere-st bcarir-rg-aeee-u-nt fer the P ar t i es-vv-it-h~Efs+t H o l d e r=Af ith+r3-tk~~e-(13)---B-a-hk+n-f> C.`. ay-s-df te r t h e date that:_ 44-this Agreement-has beer,-s*hed-by the Parties-a-nØ~-I?-an-;-e-d--ian--6t+gir nuf-sr--by c na-a4-0+^ Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

h^'r k~nh-efb_ ~ the Dep-erJlt'i-tC7t l-e-r-'1`^~r~~TRFrned-i'~ The Deposit shall be released in accordance wit inint wetri T inst r„ f the Par-ties. Int-res 4l ed-ited-tØ—B;Tye M -fe arged-fe ' Deposit shall -gØ1~ Rar-tics. The Parties-s-h-all provide te-t-1~6sit {:te+,~„-r; ^' ; r #-a+r tFae account with-et -delay. 3. Payment On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices):_ (i) the Deposit-shall be (ii) t-he--bafa-neØf tthe Purchase Price (less USD 60,000,000) and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be maid-paid in full free of bank charges to the Sellers' Account. The remaining amount of USD 60,000,000 shall be paid by way of the Sellers' Credit, provided, however, the Sellers agree and acknowledge that any claim the Sellers may have against the Buyers in respect of the Sellers' Credit shall always be fully subordinated to the prior discharge in full of any and all outstanding indebtedness owed by the Buyers to the Mortgagee who has provided financing to the Buyers for its purchase of the VesselJull of bank chorgeJ _the-Sc-liers' Acct. 4. Inspec-ti-on {a}* —„e-T Buyrs hav nspected- a-n-d accepted-t essel's classification records. The Buyers have also inspected the Vessel at/in (state place) on au ', tan c~„~;~^~.(afeet nnl~i a the~,,,~~u-~,a, eFm-s -inrl nnnrli+innr~,c., J~,~,,,~~.~~ of +"ic /lnrnnvvYnn+ _ (b)* (i) The Buyers shall have the right to inspect the Vessel's clas.,ificatinn recorc r and declare ,•-"n'ther same arc accepted-o -i e - its +r~ -(-st-ate-date/ exit d);_ (ii) The-5e1Iers sh-a4;-ph c thre--Vess-cl a`ail dl{ fi r spect inn ^,rein (state place/range) wait-ha -S ate flate/period). The Buyers ~ ~ ~~ e ~nf~lnr•I•~lin~,-r-.~...-~ +l-.n inrnnn-0-in ►e~.~~.~~.^ernl de-l-ay-they-s-hei•-I-~en-sate-th-e-Seffe-Fs-fe,~trtL-TQsses thereby incurred._ Du ri n g t h e-ih-spe~,.~ r+ i,,,n ,~,",c,-/e Ie ek-and , aN-13~-dc.:a-~bfe-#er--ex e Buyers. T}, ln r". II 13-ee m-e nufrinht a i_ir subject only to the iery s and -n-d-ete-f eer.diiirvns of this Agreemen# provided that the Sellers receive written noticei of acceptance of the Vessel from the Buyersl within severity two r"^•rnr ~r n^.rl~ T41Tc_-YC.-TrSC.Z~TfI er. Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel's classification records a-+å , 1-y t-e +"n [7 n r h-e naf+nr +"ir Arr + I..-.II , If any, shall Ø C_ Ty--iv--s- B rdi~.urc~.~nr:~-~~,TiZ:.~~~Jntm-b-~ and void. shall apply. 7 5. Time and place of delivery and notices (a) The Vessel shall be delivered and taken over safely afloat at the place she may be at the time of delivery-a--saf-e ~.Nf4 eee C~.I-.ln "f•. r,-r•l or areher-age-atfi-n- -(state place/twit-04n the Selte-Fsl-e-Wen. Notice of Readiness shall not be tendered before: 15 May 2019-{d-ate) Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

Cancelling Date (see Clauses 5(c); 6 (a)(i)r6{a-}(4)- and 14): 15 September 2019 (b) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with twenty (20), ten (10), five (5) and three (3) days' notice of the date the Sellers intend to tender Notice of Readiness and of the intended place of delivery. When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery. (c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers' Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date. If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in Clause 5(a). If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect. (d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers' Default) for the Vessel not being ready by the original Cancelling Date. (e) Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit .e,i+h intnrn r+ earr,nnl if -i r,,. c ll bn rnlnarnrr 'rvz r,lnrli^+nl., to +hn rtrr ,..,h Fea te- zvterF~-c_n+her Ø~c.-aa :s P az: t -~-this Agreementg shall be null and void. 6. Divers In&peck' -h g (a)* (i) thn R u.,nrr rh-+II hairn tI^n r.ntior. at their ,-ert -inr•r ev'ie ,se to c.irrangn fnr -1n nrinrwatnr inrnnr•+jØ~~ dive-r-approved-b h- rn,; -eat-+ee ty--prior to thet-d-etivt. . -e -S eh option s-hall-be- d le n ne (0)daysp for to e V essel's •r,+ended to o•fØ r ess for deli„ery as notified by the Sellers want to \Clause 5(b) of this Agreement. The Sellers-s-hell at their cost-and e* r ^r r^ ,1 -ak the s-sel avail-able fer,-- - -eh-T;Ø~ien-,--T-h it ectin; shall be carried out withou= undue delay an-d-+n tai-- e-nee-e-f-a N-as:sificatian Society- v-yor arranged for by the Sellers and paid for -by-t l-e- Beyers. The Buyers' Il ri to h„--e;i , ~, crr~nixii—ttie + T,+eT:-el+ve+'s- ,ction as obscfy-cr(s) only-wh-eet -interfering w on Society surveyor. The extent of the inspection-and the- di rTs under which-it is performed shall be to th Kati-s aetio of the Cl-a • :y. If the conditions a- the place of delivery arc unsuitable for such inspection, the Set-le-Fs shall at their cost and expense bl - + i+ahln alt t' place ear to th ncdM r , pert ir. w hich event the r Date s", -e' h-e-o n 7e required for such positioning and the Jeq-went rc poi-t-ie-n-ing. The Sellers may not tender Notice of Readiness prior to completion of the underwater inspection. (ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found-broken, damaged er defective so as to affect the Vessel's eras,, then (1) unless reps rr r. be cried ^, + afro + to the sat+ssf-action f I ss f' n S the Sellers r f +h, I cd at + n n inspection by the el- srifi, +•nn pa# below the deepestA- d thc extent =,f the-in eing in aceerda-n-ee-w-ith the `lassific tier cccicty's rules (2) such defects shall be made gocd y the Sellers at their cost and--e rase to the satisfaction of the €ins-sif~en Society -wit-hp-bit eehel t-en / r-e er-nme-nd-a t i o n * * a d-(-3; the-S-e-1 ,r~;-a m' -p nat*rwetc -r n s +; n n n r, t h,, r e<at on Society's attendance. Netwitkastan-«~44-Fit :c> the c.on~n----t-ri-s A:g,=e-e-rnr~~ e-C-1-a-s--Jrfication Society do not rcquirc the -afe re. me-n+t+er~d~efec~ t^~" ~~~ ifitØ~-r-e-t-hc nexT-cfas-s-dnydecking survey, the Sellers sh-aal-be---entitled te 4-0-iver the Vessel with +hnrn r•l^fnrtr -,R~i_j~,~ deduction from-the Purchase Price of the estimated-di-Feet-east ~f'r' ra-b-ot~ d materials) ofev r r y i n g o ut-t-he-r-ep-a-i-Es to t h e-s~t-is-fdc~ ~-^,`-;:t; -c~r .,'-a<rl+f i c u t i o n Seeit4Y, v.rk-e-reaftf-r the-B-ErY ers shall have no fur-t-hh-et=4gl=i-ts whatsoever in re-speet of the d`fcets-a{;dd-or- repairs. The estimated direct ca s'a: e-f-t-h-e--ne-pei-rs.r-s-he-la be the--av-er Ør 1: c s repair w ofif, -ek+t-a i n c d from t w o r e I-; ut-Aae Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

;n~^^ 1~~~ ~r• t sh-i-pyafels-,a-t-er--+~-the-v-i-c~-c4 of t h e port of-def-i ^ r, ^ r, A +_,, h n A h+-., • r.a ~,Ø rI T;,_~, of t h e P a rt+e-s.= wit-lii~~ (2) Banking D~\~ FsT;G, ~;e---d-ate-e# +hA imnr.ri i To-f--t-h-e~r -n_d_ition/reee,;;,`; ,-,-r~,åi~n, ~'~ unless the Paft-i-e-s fail to obtain such a q-u-ete--w-ith+n th e st-i-p-ufat-F^_ dTi~mT-ti-hen the-quote-du-1y obtainer-h-~e' cr +hn n+h 1-a~ II-~-~,~.--~,~..-~-e~ hn +hA cnln h for the estimate of the direct repair costs,~ y not tender Notice cf Readiness prior to rlvJ, e-;-;: +im-,+^ h-,,,ir,g hAAr nr+-,hlirhArl ^~ -i-s to be drydocked 7--fa-eili+inr ~Ipyl~~ Cnlliarr rh-sll '-a (rc nl +n ^ nr.rt enrl-~nrn cl li+-,hlA rir\,rinrl/'nrs ~-arili+inr -.rn -~\r-'. i I 1~IP,Y '~ -`J.'l .. _ ,~tTR'~-'G e~ T~G'Y'TfLT whether within or outside-the-d-~ range as per Clause-S{-a~.-4nccØrydockinØ has taken place the Sellers s~lrå~i~eirven~" +'cnc~—~vesas il uiZt pof=t- w4thlrt the-daliv~"`-~ f,-"--a~z~- P"`T- r--i-a-rS-e ~{-a-) which shall, fer the pur-pe-s-e-of-t4i3- ihn Ad~ r~el'\ In å:~en _, hnrmm~ _ .. rl-, ",-,n~.~,-c-c~r-rtcc.~n,Øå-cs:.-n,tren+' +hn f'-ar.P~nll•n fi +n ri-.-~I 1 1-\n nv+nr.rinrl. I-ee :he additional ti-Øc required for the drydocking and extra-ste-imir.rt hu+ lirrai~~ +r; ~iml Irr nf fiAl Ir+-nen (4-q,) days. k% T E,a SAII •h ~ ., _ . i§(iI-iii-~'r-y~ØL~~rl/ a-I~znt~~z~~~c..~~4..-t+ +i-.n nAr+ nfi~P~• nr~r finr inennr+iAn. ~~-c~-rc;_-c.,-ri~s h\e +h ('I crifiir^.+inn SA ^~'~r+ fi futer-~a~+c.~~h`~n~c~ fTr +h~~e~nnr+' IA-xvl Ii1-.e, x.in n -.rrnrrl-nrA t~e~~ct'ei~t~-+mt^~. ITs~~`~~n--Iha-e-IiTr~j wit~,~,~ ~` +h Crass;Øtien-Seciet:y's rules. If the rudder, propeller, bottom or other underwater parts below the r1v~P±F<~~~+~I,g v. e.-Z.. .rfexu-f~ linnITc-ciiz~ev-r~oØ - rn finllnr~l 1^IrnL^n, Pazm~r~nr~ n" <~Ir~~fnr_ ~.t Il t E_~ S O i;13 to i)ff C~ Ct theC U e S SE. al~r~~~-r_ rllrh P~Infinrts shall be made good i.ai-tii-CiSeii~~ars' cost-and-e*pensu~+ e-4-hi'--rråti.afaction~~i~ii~ic;r."it iic^,~j-v1^~ro-S-v~~-cii r n eon-44- Føii~{' C 07Tmmmreke t c ~!rk 1~ ~4eh -s-a re--ås!-Sv 4e-puy-rc^i---tfl"`~ e^~^ ~c i P! n~f n~- S e S i n I tifAnnnr+lnn~rrr-r~.~.. crr~r~~m~--prJ-s-t'~-i-¢~~~-eS'~ 5„1#'h nl + c i n and-'1 t~-k~iig-lie•I" o u t G` f dr~~!$C~Ytf 1'~i ncl{~ E.i-irn~t~~c.rr-y-ar~-v !YY\l~nP e,-I~c-c!~~C~'' .s-a~-nr^cr-tric -' ~ ~~I rriT ~~~~gA11ye-ei~Ø_e-Sellr-rS rl•Y- 11 - Ir~~n~r +'hP.cA rer+.r nPJ nses-i-f~i^ +'- ilshaft SyS~e+ m~~ rr.r.rlPamnP n Ar found defective or brok ~1ye+ s-s-hØEl~ay~+e-afø~e~ai-d cost~aii~~j=rs;d {c) If the Vessel is drydocked pursuant to Clause-6-(a)(ii) {i) The Classification-Se~ e-sufVey-ef-th-e-ta-i-lshaft system, the extent of the survey being to the saticfaction of the Clasr.~ca-t-i-e-n-s-u-r~eyef,l-f-su-e-kt-s-u-rv^°~-,Tet-Fequi"^„z-åØt-li-e El-aSsifica-ion Society, the Buyers s?i{1'1-1-hr'3vE.'-tht' option to rØ-u-tr-E-+,h-re~i,-k-haft-te-bc -yerl~-the rl-,rrifiir-,+ nn cP<rie+ th-ez.~ nt of t I c :~ u r•~dejf • L•~ii~~,-+"• •iiØc.~ U'ia c~G;-~,--~,~.- +l, i'H-te-C~Ø~ifF@at-i-Ø~i-~C3i.~e-ty'~;ule` ,~fvi~ixi!sll~:;'s-C1~n1~'~y~,i£i~c~r~sisten#- with• r y the_r1~~~r~en-t1r ~st~n.e-Gf-t-hØVes~,r~l`~~~,~.,~~Øy~~ . e~c rh-tll P~iArl -~rn iA,hA+hAr +hA \, rnPr l l r #-I1 deawii and sur~eyed-'b not la-~eeT +„~;3~~e compl~tcompletion-fio~ of the • • I 1;,~ the Classification Soet -T-hfl d-rawing and ref-~sfi +hA +-,ilrh-.f+ rh< ll 4 A -~-b4, r'F~~hA ;~ ~A I ,lPI -,n„ nrts-~ of the tailshaft syatem / I-tA rnv:rimm~A<I nr fir.r lrlrl rinfinr#iI,A cn -ac i'n "'S'1'R"Ar#- #'hA F(Arr~Al'r T.ZI.-å-T..lT7ZiL- "1 7L~.Tr•9L-7CTf7TC®TSTT-C.Z..~Tf'rL~Z_,:JLT_7 class, those pa~~---~.Thzall be renewed or made good -r+ +hrn S nrce r wr nr;cn + h c-a+ir r+inn f i'l ccif• -a+• nrin+ f • ei i+ ~~,,,Teee-rifriei'ir<wnrli+~•nn (r d-a-t+~ iiif The costs antd~.evnAncA . . AI ~+' 1ii-~t®-~hi?s.~+ -~cy, of the tail~-e~em rh~ll hn hnrnn. I-,.r +hA C!1 erc nIA ~ c+~ r'IR cifiir-a+•r SP.riA+e, r h + rtr i~f n-ar+r n~f +hPa r\rc+A Pl /. . . ~~t,-R..-ez_ . S ,Sui„~å,~`c~-~Zv~.~c~cå -r~"~-ed 0 u ,t.~~a-cc.,;-e-an~-ccm-~-c.~;,,;-c. d O r-fe-u-n4 11 / lYnYnP'~'1lCn PYY" hrnLnn fn 'lr +'n -lY'T'llri' i'hArc- -`(Ar~-~.~ S Cl 1(`., CI a~-~~ f~ is-r-`v°c~i=ti~l • n -~~aSE.'~I=FE—..~.--rrE.'rs3-s-lieii-~.~t,~y-th-e1""si--s-c.P-`.-s=cS~nll a n d expenses. (iii) The Buyer-sl -Pii#ati rirvht to be present-i-n the drydock, as observer(s) only-wit-1~ iiittirftt'ii-i ri g V'd i t -uind-e-r-wat-ef-parts c l c a n e d-a-nd-pai-nted-ert: their risk, east and expense without interfering ' without-affecting the Vessel's timely delivery. If, h-owever- t-ie-Buynrr~I~Øa;-k in rlr:,P,,,rl, ir r+ill in nrnY,ress a^v!~vffi rn,.11irArl +A rl^ +hn vc completed the work which the Se!' = a;~ ~U161V1 1a! ~V~!:in~ Zi,i,6^~nTCe~~~^ + ~~ve„~r,~.~-~„tPa rmm~ln+n # hø c.zr~z..-i-- C2i i\rnrc' ~ ' r i.m~s~c,.el/ r i~ C~~C e. !n theh -eventeefn that the-cØ~~-.3--hn ril l\rnre~ °av AfP tiork.~ r k i=ed-u-i," es-5-ue-~',zrdd I t Io n a l tim er the-Se-!fe-r-:rrncay-u-p,d-n~-e'tm-pl et i8ii-E}f-the'-Seii2ns' LSf L1r;k-cc^ -r~~dei-Nz=at+cC-~^-. "` -ef~$ff ri e~.`'i f~~r--i~efi~.~ery va~h+k-~~he~Gr-eJsel-+~sst-iii-iØ~d~-c!~aiid, r.ri,.,i+l c+-+nP:in, ( I 1 1Sr"~1, +hr Q1 1\r^rr rh-aII I A r.hi~~~..e~ ~~ take delivery in aaCOrdanr~~Yit~i hn+hnr_ T1T6"7-CTTi—C~~TTSI~ +hn \/P~ccAI is in nrc,a-inrl/ A Pa+. d e l cate~,h„e„-ev-ef-i-s-i-et-a-p ,,, p R i ca b l e. In th c---a-b-seT;;; _ ~-^ el eti o n s, a lte rn-at+ve-6 {-a-) shall apply. , if any, in t-h-e-surv-eyor's report--which ere accepted byde---G1-as-s-i4,=eatTeT,—Secicty w+thout-e-end-it-ien/rc:commendt~n an~net te-zh^ta;:cn into ace unt. Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012. z--

7. Spares, bunkers and other items The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of i sps-ction delivery used or unused, whether on board or not shall become the Buyers' property, but spares on order are excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment. Library r ; y us-e-i Sellers' vessel(s) c -ea-ptain's, affiEee & a-nd crcw's- pe-rsonal belongings-~n-g the slop chest arc cx€ ded from the-sale without cornpen,u+i^r well as the #el~~wi-ng ad-el i (include list) Items on board which-ae -e--hire or owned by-th+rd-p ties, listed-allows, arc excluded from the oel-e without compensation: (-~4e-I+s-}_ Items on board at the time of inspect+e-r, w;~,~~ ;,c o,—hi-Fe-e-r--ev~ ned by third-ra-rties, not lis ae ~b e-- f l rampa-aced or procured-by-The--Sellers prior to deliver-y and expense. The Gud m-ai7n;-i]_-b-ur krrn-ms-ar d u n u- -d-l-v' b-Fieatting-a d h y d r s in d greases -s t f?-dais and unopened drums (a}* the actual net price (excØ+ g-19 -g-e*e ^s eleRc-ems-key-invoices or vouchers; or_ (13)*_ the curr^n+ n+ r,-,rLn+ nv'en4^,,,.~, ,ain„~,,,.;giT,g~xpenses) 4,, a+ +hn r^r~.~-,+^ ^{ delivery of the Vessel or, iTui~aa✓ail~t~E~, ++r,n r n- rnch r. nLnring port, fer the quantities taken over- Payment u ndnr + hir Cla _ c^+-,--~„ +: ^ a-n~,-e;,i, Te . a„d~~ ~ d in t h e same c u, r~ re;;~s t h e Purchase Price. -"i ,sp ccivo " , Clause 7, sha-1-1-m-e-an-th„e-Rvu~`z^-r-r✓'-inspection ace-ord-i-ng40 Clause 4(a) or 4(-}_ (Inspection), if a-ppfi-c-rack. If the Vessel is ta! , the-el-ate-of this Agreement shall be-th--r-e-ktvant date,_ *(a) and (b) are alternate-, r -^ieTet ,", evnr is Ae-t ar.r<1-i-c4ble. In the absence o deletions alternate e (-` rh 8. Documentation Tfie-p-1-a-c-e--ef-el-es-ifit:-The place of closing: To be agreed. (a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the following delivery documents: (i) Legal Bill(s) of Sale in a form recordable in the Buyers' Nominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised or apostilled, e-sif required by the Buyers' Nominated Flag State; (ii) Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement; (iii) Copy of the Ppower of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreements duly notarially attested and apostilled, duly note+ vested-ari44egalizredtt or apos-t-ifl-ed(as-appr-ep-r+atc); (iv) Copy of the Certificate or Ownership and Encumbrance T scot of Reg s-t-ry issued by the competent authorities of the flag state on the date of delivery evidencing the Sellers' ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages (except for the existing mortgage over the Vessel Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

in favour of ABN Ambro Bank N.V. which will be discharged by use of the Purchase Price, such discharged to be confirmed by a letter of undertaking or similar from ABN Ambro Bank N.V.), to be faxed or e-mailed by such authority to the closing meeting with the original to be sent to the Buyers as soon as possible after delivery of the Vessel; (v) A copy of the Declaration of Class or (depending on the Classification Society) a Class Maintenance Certificate issued within three (3) Banking Days within three (3) Banking Days prior to delivery confirming that the Vessel is in Class free of condition/recommendation; _(vi) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has been paid and the Vessel has been delivered; {-vii) A copy of the Vessel's Continuous Synopsis Record certifying the date on-vt, to be registered with, e Ves el' re i ,ry ~ _the n+ +h ,+ the regisir„ does not ,s a matter of practic-e-ise ~Ttificate immed+ately, a 1fd 7 hie-Sellle-rrs-to provide the copy of this certificate prompt - en-i1--bung iss e-tegether with„-egi „ submission by#h-e iI-e e ^' Iy-executed Form 2 stating th it egi-stri (viii) A copy of the Commercial Invoice for the Vessel; f.-.r 4, Ø`+ t {4"~-,j-C~:.r~-rFIlz.'~-1-w$i-c-e`(ss+ Efn cC-~REi} i~z~''i`~'v~ui-iC-£?iiVØ (x) A copy of the Sellers' letter to their---3tellite communication provider cancelling the Ve,scl's ~~ communications-contr c --is-1.0 he t immediart:ely--vf-et ~ tt ~` of the Ve«e (i)0 Any additional documents as may reasonably be required by the competent authorities of the Buyers' Nominated Flag State for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement; ,=r (x) Protocols of delivery and acceptance pursuant to the BBCP and the Time Charter, evidencing simultaneous delivery thereunder as per clause 21 below; and (xi) Quiet enjoyment letters as per clause 20 below. {xii) The Sellers' letter of , +h n;c best of their, r-ledge heVessel not black listed by any (b) At the time of delivery the Buyers shall provide the Sellers with: (i) Evidence that all necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and (ii) A copy of the() -F/power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate). (c) If any of the documents listed in Sub-clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language. (d) The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub- clause (a) and Sub-clause (b) above prior to delivery for review and comment by the other party-n-qt-I er than (state number ^f days), er if lef- blank, nine (9) days prior-to the Vessel's intended-date of readiness for deliver as noti# ed-key-tkre Selo- s purs (b)-of-4.his Agreement. (e) Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above, the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, drawings and manuals, (excluding Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

ISM/ISPS manuals), which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies. (f) Other technical documentation which may be in the Sellers' possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. Th c e'w'e—c5&, s th-e-Buyers have the right to take copies of same-.- (g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers. 9. Encumbrances The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (other than the Time Charter), encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery. 10. Taxes, fees and expenses Any taxes, fees and expenses in connection with the purchase and registration in the Buyers' Nominated Flag State shall be for the Buyers' account, whereas similar charges in rnnn ction it„ the clog;; of the Sellers' register shall be for-the-Se-Hers' account. 11. Condition on delivery The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over "as is where is" she was at the time of deliveryinspecti^n . aintained without cnndi. ion/ * -ss, and with her classification certi;Tc ,d do al ce tificares -well as afl other certificates the Vessel had at t he +iph-e ^f inspecicn, ~saiid and unextended-w-it enelatØ"bt.eClassification ociety or the rcleva t atrthcrities e-ti—nceØ;+vcry. "Inspection" in this Clause 11, shaltcro wn the Buyers' inspectio ccording to :,la- _r-e-4-a) or 4(b) (Inspections), if 't-h-out-ii"-1s p C ct i a n, t i',-e-d - zvt c^ ~f-tri^ r;~-~~-,-g r^zcT^ m-e,=,;.- aet: date. any, in the surveyor's report which are accepted by the Classification-~ without condition Øn ar not to e taker__into account. 12. Name/4M~ Ip^r, deliver„ the B iyers undertake te change the name of the Vessel and altet funnel mark . 13. Buyers' default rccordanc- , ,i si -( eposit), tic-Sc-I4 s-hT~vt~h=e ri t is Agreement,--a-nd they compensation for their losses and for all expenses „euff d together with interest. Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement, in vAieh-ize-- D';es;t-4tege w-ith interest e-at-ned, if any--sh-all be rely Sellers. If the Deposit does not comet to ~ Q—Sede="~ a1 ~nti, ~ed +r. el ins ~„r+~. ,rnpen5-atie-n for eir oss r for ll ^ s incur-rØr— th interest. 14. Sellers' default Should the Sellers f-a-il to g-i -Net-ie-e-ef--Puad+ness it, eee d-a-nce-v+"t r,r 1-a-use -(-0 or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. to-t-h vent-th,eat-tb e lect to ca~°,-419;-s nr,+ +-I^n Depe ii. °-non+l-.ør n~i+-{s 'r. s-+ -ne ,-,II be eleased i"' c ~mti~,-e~-r~~d~v rr~.=ea~ti~-ewe..~-`vv-r~-r-`,i~i.~L-~i=C1.~-e~.-u e-&:-r-rc~a s•~~~~Ø-y~, i( -,n~ ~< I' ~tm~c_-r~.-rc~-._re~rZ~~~~.-~-r-r-}~~-rr~ r +n +-Ihnr~, 'rr,rr.nr-~i^.t^~._-~~-~a-c_ ^(v. Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement. 15. 8-u.rz~~'rr ,repfesenta#+aes After this Agreement has been signed-by- P-.r+ e-s-and the Deposit has been Indged;-+hR yr-s-kwe-t„ 4gh-t tc la€e +ae,i iii rentesne+- +i„nc nve bee-F -t ir sole risk and expense. Tbe-c ntet-i-ves-a-Fe-e; ,-~-a-rel-fert h ^ h c purpose of f arn+-i-a-ri-~.ra~: i o n a n c' inn -t ;t-ea-p-a-c+t-y-ef-e-b-.fe~r v; r< en , t4ey &hall not interfere in U„-y-nespLet-w+,i~~n -t;L operat+sn of the Vesrsea,-Th-e-o-uyer t-<;~Ø° R~ e-p-res-entativcs shall sign the Sellers' Pg.l Club's standard letter ef4ndnrrani~,nior to their embarkation. 16. Law and Arbitration (a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re- enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement. In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced. {b)* This Agreement shall be gover lad of or in Conner„-wi-t—~, Agreement shall be referred to three (3) persons at New York, one to be appointed chosen; + recision nr +h-,+ of +R r,f thm s1,-a-1-1-13e i'n-al -arrri grar the_~- r,u c} < ni nn-fnrr'nrv~~~y I of-c rp ent-j-u-risrikt-ion.T-he-proceed-ings shall be conducted ingeP er -an- ~ith the rules of the Society of s, In arbitratien shall be eenducted in ace-e+-da;ce-~~~th~~e~,,g;Ten: ch ~~~; ~' 7;i;~~tion Procedure of~ Vceei-e+„ rf M-ari+irnn ~rhi~~„`_r~ rs, Inc. Thir Anrnnrt nn+ eh ell Ean nn, nvnnel htA ~nri rnnci r inat 'v rrnrrl gr ri i $/ E. yt~~tl~) e laws of }-(-st.-~. NØ-►ad-~~~} ~i<n~ i+n 'ari<inn ral I+ n•f LVnnnr+L~l~~F~i+h +hi< ~-a~-R.~Inr~j f rn ~~~~} ~~ 7 or in A<sreement Shr.,~1iT. LT73:å tiiØ'ntFi' -{"s{-~{tC place), subject to the procedures applicable there. *1.6(a), 16(b) and 16{x:;--gane-a ete--w-h;-e-; cver--s-rr ot applicable. In t~l e Ø ~ser~e ef d eiet i~ri~; z~ l t~a~vc il amply. Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

17. Notices All notices to be provided under this Agreement shall be in writing. Contact details for recipients of notices are as follows: For the Buyers: Triple H No. 3 Ltd 25/16 Vincenti Buildings, Strait Street, Valletta, Malta, VLT1432 Copy to: HI Asset Management Co., Ltd. Attention: Mr Colin Park, MrJingu Kang E-mails: chpark@hi-am.com, jk.kang@hi-am.com For the Sellers: Flex LNG Management AS; Attention: Mr. Thorolf Aurstad; Bryggegata 3, 0250 Oslo, Norway; e-mail: finance@flexing.com 18. €ntirc Agreement The writ-te- tern ef- th_„ b ment comprise the entire agr I the-12,-uye~.T-a-1rd-thc Sellers in J-p r se of the Ves - -- :Ø e-n-i.-s--w-l+etk~er oral or writ en between the Parties in relation thereto. Each of the Parties acknowle4ges _emTn-t-i-ha n-et relied on and shall have no f-ig it or remedy in r _ -tement., r +e-s _ es r,„ r, V hethcr o e4e n-eg-l-i-gen-t-l-y)-e-t4e-r-th-a-n-as is expressly set out in this Agreement. Any terms implied into this Agreement by any applicable stat„te o.r law arc hereby excluded to the extent tha such exclusion can legally be made. Nothing in this Clause shall limit or excl for fraud. 19. Call and put options a) Sellers' call options The Sellers have the option to purchase the Vessel annually (plus up to 90 days in Sellers' option) starting from the end of year 3 of the Time Charter at the following prices: End Y3 USD 137,000,000 End Y4 USD 129,000,000 End Y5 USD 121,500,000 End Y6 USD 113,500,000 End Y7 USD 104,500,000 End Y8 USD 95,500,000 End Y9 USD 85,500,000 End Y10 USD 75,000,000 The Sellers must give a minimum of 60 (sixty) days' advance notice of their intention to buy the Vessel. The Vessel shall be delivered as soon as possible after expiry of the 60 (sixty) days' notice and the Buyers undertake to render the necessary assistance in order to achieve this. The Sellers' notice shall be irrevocable and Sellers shall indemnify and hold harmless the Buyers in case the Sellers fail to purchase the Vessel in accordance with the aforesaid notice. Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

b) Options in the event of Time Charter termination In the event that the Sellers terminate the Time Charter pursuant to clause 55 (Termination for default) subclause ii) or iii) thereof, the Sellers shall have the right to purchase the Vessel at the time of termination at the following prices: Amount in Year From mth To mth USD 1 1 12 145,000,000 2 13 24 138,500,000 3 25 36 132,500,000 4 37 48 125,500,000 5 49 60 118,500,000 6 61 72 111,000,000 7 73 84 102,500,000 8 85 96 94,000,000 9 97 108 84,500,000 10 109 120 75,000,000 In the event that the Time Charter is terminated due to Time Charter Owners' default pursuant to clause 55 (Termination for default) subclause i) thereof, then Sellers shall be entitled to request the Buyers to enter into a new or substituted bareboat charter (the "New BBCP") (in replacement of the BBCP) at the rate of 39,800 USD per day with effect from termination for the remaining charter period under the Time Charter, and to novate the contract with managers from Time Charter Owners to Sellers, but subject to the following conditions: (i) the performance of the Sellers under the New BBCP shall be guaranteed by FLEX LNG Ltd; (ii) there shall not be any time period or gap between the date on which the BBCP is terminated and the date on which the New BBCP is entered into so that the Sellers ensure that the charter hire is continuously paid to the Buyers without any interruption; and (iii) the Sellers shall be obligated to purchase the Vessel from the Buyers by no later than three (3) months following the date of the New BBCP on the following prices: Quarter Price in USD 0 152,000,000 1 150,557,705 2 149,094,893 3 147,611,272 4 146,106, 548 5 144,580,418 6 143,032,579 7 141,462,722 8 139,870,534 9 138,255,697 10 136,617,889 11 134,956,784 12 133,272,049 13 131,563,348 14 129,830,342 Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012. 62%

15 128,072,683 16 126,290,022 17 124,482,002 18 122,648,263 19 120,788,439 20 118,902,160 21 116,989,048 22 115,048,722 23 113,080,794 24 111,084,873 25 109,060,560 26 107,007,452 27 104,925,137 28 102,813,202 29 100,671,225 30 98,498,778 31 96,295,428 32 94,060,735 33 91,794,253 34 89,495,531 35 87,164,110 36 84,799,524 37 82,401,302 38 79,968,966 39 77,502,029 40 75,000,000 c) Buyers' put option The Buyers have the option to require Sellers to purchase the Vessel at the tenth anniversary of the Time Charter period (plus up to 90 days in Sellers option) at a price of 75MUSD. d) Provisions applicable in respect of all options In the event that any of the above options have been exercised, the following shall apply: The Sellers shall accept the Vessel on an AS IS, WHERE IS basis and the Buyers shall take such steps to obtain and furnish such documents and take such other actions as the Sellers may reasonably request in order to facilitate the sale and re-registration of the Vessel under such flag as the Sellers may designate. With respect to such sale, the Buyers warrant that the Vessel at such sale shall be free of any mortgages or encumbrances whatsoever and that the Buyers have not committed any act or omission which would impair title to the Vessel and Buyers hereby agree to indemnify and hold harmless Sellers in respect of any and all damages, costs and expenses whatsoever resulting from any breach of such warranty. Upon completion of such purchase of the Vessel as set out in this Clause 19, the Time Charter and all further rights and obligations of the parties thereunder (except for indemnities and other obligations that by their nature should survive the termination of the Time Charter) shall terminate forthwith. 20. Quiet Enjoyment Letters The Buyers shall provide a quiet enjoyment letter to the Sellers on delivery of the Vessel in form and substance satisfactory to the Sellers. Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

The Buyers shall in addition procure the issuance of a quiet enjoyment letter from the Mortgagee as financier of the Buyers in form and substance satisfactory to the Sellers. 21. Charter Structures The Buyers (as owners) and the Time Charter Owners (as charterers) have entered into the BBCP on 19 April 2019 whereunder the Vessel is chartered to the Time Charter Owners on delivery for such period and on such terms and conditions as more particularly described in the BBCP. The Time Charter Owners (as disponent owners) and the Sellers (as charterers) have entered into the Time Charter on 25 April 2019 whereunder the Vessel is chartered to the Sellers on delivery for such period and on such terms and conditions as more particularly described in the Time Charter. The Sellers', the Buyers' and the Time Charter Owner's obligations hereunder are subject to simultaneous delivery and acceptance under the MOA, the BBCP and the Time Charter. Upon the delivery of the Vessel under this Agreement, the Vessel shall simultaneously be delivered to the Time Charter Owners pursuant to the BBCP and to the Sellers (as charterers) pursuant to the Time Charter. If the Time Charter is cancelled or the delivery of the Vessel does not take place under the Time Charter for whatsoever reason, this Agreement shall be null and void and each of the Buyer and Seller shall renounce any and all claims they may have against each other. 22. Sellers' representation The Sellers represent and warrant as of the Delivery Date that: (a) they are the sole registered legal and beneficial owner of the Vessel; (b) they are not a Restricted Party; and (c) neither themselves nor any of their directors, officers or employees or any person acting on their behalf has received notice or are aware of any claim, action, suit, proceeding or investigation against any of them or the Vessel with respect to Sanctions by a Sanctions Authority. 23. This Agrement may be entered into in any number of counterparts, each of which shall be an original and which together shall constitute one and the same instrument. 24. As a condition precedent for the effectiveness of this Agreement, the subcharterers of the Vessel need to provide their consent in respect of change of flag and registered ownership. Sellers undertake to use reasonable efforts to obtain such consent, and will notify Buyers as soon as such consent has been obtained. In the event that such consent is rejected or not provided before the Cancelling Date, this Agreement shall be null and void and neither party shall incur any liability hereunder. As a condition precedent for the effectiveness of this Agreement, both this Agreement, the Time Charter and the novation agreement in respect of the technical management agreement must be duly executed by all parties thereto. For and on behalf of the Sellers For and on behalf of the Buyers . Name: (..2.(~2 ~ 5 1-e_1 h Name: PRk cgiw - HooA/ ^ Title: {(,\e - ~~, - ~~ 61, Title: AldirMy Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.